Exhibit 99.2
WHITNEY HOLDING CORPORATION
UST Sequence Number 161
Chief Financial Officer’s Certificate
ANNUAL CERTIFICATION PURSUANT TO 31 C.F.R. § 30.15
     I, Thomas L. Callicutt, Jr., Chief Financial Officer and Senior Executive Vice President of Whitney Holding Corporation, certify, based on my knowledge, that:
(i)	The compensation committee of Whitney Holding Corporation has discussed, reviewed, and evaluated with senior risk officers at least every six months during the period beginning on the later of September 14, 2009, or ninety days after the closing date of the agreement between the TARP recipient and Treasury and ending with the last day of the TARP recipient’s fiscal year containing that date (the applicable period), the senior executive officer (SEO) compensation plans and the employee compensation plans and the risks these plans pose to Whitney Holding Corporation;

(ii)	The compensation committee of Whitney Holding Corporation has identified and limited during the applicable period any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Whitney Holding Corporation, and during that same applicable period has identified any features of the employee compensation plans that pose risks to Whitney Holding Corporation and has limited those features to ensure that Whitney Holding Corporation is not unnecessarily exposed to risks;

(iii)	The compensation committee has reviewed, at least every six months during the applicable period, the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of Whitney Holding Corporation to enhance the compensation of an employee, and has limited any such features;

(iv)	The compensation committee of Whitney Holding Corporation will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;

(v)	The compensation committee of Whitney Holding Corporation will provide a narrative description of how it limited during the applicable period the features in
(A)	SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Whitney Holding Corporation;

(B)	Employee compensation plans that unnecessarily expose Whitney Holding Corporation to risks; and

(C)	Employee compensation plans that could encourage the manipulation of reported earnings of Whitney Holding Corporation to enhance the compensation of an employee;
(vi)	Whitney Holding Corporation has required that bonus payments, as defined in the regulations and guidance established under section 111 of EESA (bonus payments), of the SEOs and twenty next most highly compensated employees be subject to a recovery or “clawback” provision during the applicable period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

(vii)	Whitney Holding Corporation has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to an SEO or any of the next five most highly compensated employees during the applicable period;

(viii)	Whitney Holding Corporation has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during the applicable period;

(ix)	The board of directors of Whitney Holding Corporation has established an excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA, during the applicable period; and any expenses that, pursuant to this policy, required approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility were properly approved;

(x)	Whitney Holding Corporation will permit a non-binding shareholder resolution in compliance with any applicable Federal securities rules and regulations on the disclosures provided under the Federal securities laws related to SEO compensation paid or accrued during the applicable period;

(xi)	Whitney Holding Corporation will disclose the amount, nature, and justification for the offering, during the applicable period, of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus payment limitations identified in paragraph (viii);

(xii)	Whitney Holding Corporation will disclose whether Whitney Holding Corporation, the board of directors of Whitney Holding Corporation, or the compensation committee of Whitney Holding Corporation has engaged during the applicable period, a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

(xiii)	Whitney Holding Corporation has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during the applicable period;

(xiv)	Whitney Holding Corporation has substantially complied with all other requirements related to employee compensation that are provided in the agreement between Whitney Holding Corporation and Treasury, including any amendments;

(xv)	Whitney Holding Corporation has submitted to Treasury a complete and accurate list of the SEOs and the twenty next most highly compensated employees for the current fiscal year and the most recently completed fiscal year, with the non-SEOs ranked in descending order of level of annual compensation, and with the name, title, and employer of each SEO and most highly compensated employee identified; and

(xvi)	I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both. (See, for example, 18 U.S.C. 1001.)
Date: March 1, 2010

WHITNEY HOLDING CORPORATION
By:	/s/ Thomas L. Callicutt, Jr
	Name:	Thomas L. Callicutt, Jr.
	Title:	Chief Financial Officer and Senior Executive Vice President